Exhibit 4.2

INNKEEPERS USA TRUST

ARTICLES SUPPLEMENTARY

8.0% SERIES C CUMULATIVE PREFERRED SHARES

(liquidation preference $25.00 per share)

Innkeepers USA Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”), the Board of Trustees of the Company (the “Board of Trustees”), by resolution duly adopted at meetings duly called and held on December 12, 2003 and December 17, 2003 classified and designated 5,800,000 Preferred Shares (as defined in the Declaration of Trust) as 8.0% Series C Cumulative Preferred Shares, $.01 par value per share, with the following preferences and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, shall be deemed to be part of Article VI of the Declaration of Trust with any necessary or appropriate renumbering or relettering of the sections or substitutions hereof:

8.0% SERIES C CUMULATIVE PREFERRED SHARES

A. TERMS OF THE 8.0% SERIES C CUMULATIVE PREFERRED SHARES.

1. Designation and Number. A series of Preferred Shares, designated the “8.0% Series C Cumulative Preferred Shares of Beneficial Interest” (the “Series C Preferred Shares”), is hereby established. The maximum number of authorized Series C Preferred Shares shall be 5,800,000.

2. Rank. The Series C Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) prior or senior to any class or series of Common Shares (as defined in the Declaration of Trust) of the Company and any other class or series of equity securities of the Company, if the holders of Series C Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Shares”); (b) on a parity with any class or series of equity securities of the Company if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity

Shares”); (c) junior to any class or series of equity securities of the Company if, pursuant to the specific terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series C Preferred Shares (“Senior Shares”); and (d) junior to all existing and future indebtedness of the Company. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Shares prior to conversion.

3. Dividends.

(a) Holders of Series C Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees and declared by the Company, out of funds of the Company legally available for payment, cash dividends at the rate of 8.0% per annum of the $25 liquidation preference (equivalent to $2.00 per annum per share). Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds of the Company legally available for the payment of such dividends or (iii) any agreement of the Company prohibits payment of such dividends, and shall be payable quarterly on or before the last Tuesday of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Dividend Payment Date”), commencing April 27, 2004. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend will be payable for the period beginning January 20, 2004. Any dividend payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Company at the close of business on the last Friday of March, June, September and December immediately preceding such Dividend Payment Date. Holders of Series C Preferred Shares shall not be entitled to receive any dividends in excess of cumulative dividends on the Series C Preferred Shares. No interest shall be paid in respect of any dividend payment or payments on the Series C Preferred Shares that may be in arrears.

(b) When dividends are not paid in full upon the Series C Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Shares and any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Shares and accumulated, accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series C Preferred Shares equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by the Company with respect to any class or series of Parity Shares. Unless full cumulative dividends on the Series C Preferred Shares have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Shares or options, warrants or rights to subscribe for or purchase

Junior Shares) shall be declared or paid or set apart for payment by the Company with respect to any Junior Shares, nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Shares or Parity Shares (except by conversion or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the above, the Company shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Company’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) No dividends on Series C Preferred Shares shall be authorized by the Board of Trustees or declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Shares for the year bears to the Total Dividends. The Company may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series C Preferred Shares would include in income their appropriate share of the Company’s undistributed long-term capital gains, as designated by the Company.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Company), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference (as defined below) will not be added to the Company’s total liabilities.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution by the Company shall be made to or set apart for the holders of any Junior Shares, the holders of Series C Preferred Shares shall be entitled to receive a liquidation preference of $25 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends

(whether or not earned or declared) to the date of final distribution to such holders, but such holders, as such, shall not be entitled to any further payment. Until the holders of the Series C Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company.

(b) If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series C Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

(c) A voluntary or involuntary liquidation, dissolution or winding up of the Company shall not include a consolidation or merger of the Company with or into one or more entities, a sale or transfer of all or substantially all of the Company’s assets, or a statutory share exchange.

(d) Upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series C Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares and any Parity Shares shall not be entitled to share therein.

5. Redemption.

(a) Series C Preferred Shares shall not be redeemable prior to January 20, 2009. However, in order to ensure that the Company will continue to meet the requirement for qualification as a REIT, the Series C Preferred Shares will be subject to the provisions of Article VII of the Company’s Declaration of Trust pursuant to which any series of Preferred Shares owned by a shareholder in excess of 9.8% of the number of outstanding shares of such series of Preferred Shares (the “Ownership Limit”) will automatically be deemed “Shares-in-Trust” (as defined in such Article VII). On and after January 20, 2009, the Company may redeem Series C Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption (the “Redemption Date”). The Redemption Date shall be selected by the Company and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by the Company. If full cumulative dividends on all outstanding Series C Preferred Shares have not been paid or declared and set apart for payment, no Series C Preferred Shares may be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Company of Series C Preferred Shares pursuant to Article VII of the

Declaration of Trust or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes. In addition, unless full cumulative dividends on all outstanding Series C Preferred Shares have been paid or declared or set apart for payment, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any Series C Preferred Shares (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the purchase by the Company of Series C Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes.

(b) Notice of redemption of the Series C Preferred Shares shall be mailed by the Company to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the share records of the Company. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of exchange upon which the Series C Preferred Shares may be listed or admitted to trading, each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series C Preferred Shares to be redeemed; and (iv) the place or places where certificates for such Series C Preferred Shares are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board of Trustees and set forth in the notice of redemption. From and after the Redemption Date, dividends on the shares of Series C Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

(c) The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of the Declaration of Trust.

(d) Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series C Preferred Shares in the open market, by tender or by private agreement.

(e) Any Series C Preferred Shares redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall become authorized but unissued Preferred Shares of the Company and may be reissued or reclassified by the Company in accordance with the applicable provisions of the Declaration of Trust.

6. Voting Rights.

(a) Holders of the Series C Preferred Shares will not have any voting rights, except as set forth below.

(b) If and whenever distributions on any Series C Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of trustees then constituting the Board of Trustees shall be increased by two and the holders of such Series C Preferred Shares (voting together as a single class with all other Parity Shares of any other class or series which is entitled to similar voting rights (the “Voting Preferred Shares”)) will be entitled to vote for the election of the two additional trustees of the Company at any annual meeting of shareholders or at a special meeting of the holders of the Series C Preferred Shares and of the Voting Preferred Shares called for that purpose. The Company must call such special meeting upon the request of any holder of record of Series C Preferred Shares. Whenever dividends in arrears on outstanding Series C Preferred Shares and the Voting Preferred Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Shares to elect such additional two trustees shall cease and the terms of office of such trustees shall terminate and the number of trustees constituting the Board of Trustees shall be reduced accordingly.

(c) The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding Series C Preferred Shares and the holders of all other classes or series of Preferred Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares or (ii) amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, including the Articles Supplementary for the Series C Preferred Shares, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series C Preferred Shares. The amendment of the Declaration of Trust to authorize, create, or increase the authorized amount of Junior Shares or any class of Parity Shares, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares. No such vote of the holders of Series C Preferred Shares as described above shall be required if provision is made to redeem all Series C Preferred Shares at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be.

(d) With respect to the exercise of the above described voting rights, each Series C Preferred Share shall have one vote per share, except that when any other class or series of Preferred Shares shall have the right to vote with the Series C Preferred Shares as a single class, then the Series C Preferred Shares and such other class or series shall have one vote per $25 of stated Liquidation Preference.

(e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

7. Conversion. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

B. EXCLUSION OF OTHER RIGHTS.

Except as may otherwise be required by law, the Series C Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) and in the Declaration of Trust. The Series C Preferred Shares shall have no preemptive or subscription rights, or rights of an objecting shareholder under Title 3, Subtitle 2 of the Maryland General Corporation Law.

C. HEADINGS OF SUBDIVISIONS.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

D. SEVERABILITY OF PROVISIONS.

If any voting powers, preferences or relative, participating, optional and other special rights of the Series C Preferred Shares or qualifications, limitations or restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series C Preferred Shares or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series C Preferred Shares or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series C Preferred Shares or qualifications, limitations or restrictions thereof unless so expressed herein.

SECOND: These Articles Supplementary were duly adopted by the Board of Trustees of the Company in the manner and by the vote required by law.

THIRD: The Series C Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

* * * * * * * * *

IN WITNESS WHEREOF, I hereby certify that I, Jeffrey H. Fisher, am the Chairman of the Board, Chief Executive Officer and President of Innkeepers USA Trust (the “Company”) and that as such, I am authorized to execute and file with the State Department of Assessments and Taxation of Maryland these Articles Supplementary on behalf of the Company and I further certify on behalf of the Company that these Articles Supplementary were authorized by the Board of Trustees at a meeting held by such Board of Trustees on December 12, 2003 and are still in full force and effect as of the date hereof. The undersigned officer acknowledges these Articles Supplementary to be the true act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty for perjury.

INNKEEPERS USA TRUST

By:

Jeffrey H. Fisher
Chairman of the Board, Chief Executive Officer and President

The undersigned, Mark A. Murphy, the General Counsel and Secretary of the Company, hereby certifies that Jeffrey H. Fisher is the Chairman of the Board, Chief Executive Officer and President of the Company and that the signature set forth above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this              day of December, 2003.

Mark A. Murphy
General Counsel and Secretary